Filed Pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
October 4, 2016

October 2016 - Credit Suisse Structured Notes

Please find the summary of the indicative terms for our October offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

FEE BASED OFFERINGS
	Preliminary Pricing Supplement	CUSIP	Product Name	Trade Date
U1752		22548QK46	S&P 500® Index/Russell 2000® Index Contingent Coupon Autocallable Yield Notes: 1.25 year term, Autocall at 6m, quarterly thereafter, 8-10% pa contingent coupon paid monthly, 70% American barrier / 70% cpn barrier	10/31/2016
K731		22548QJS5	Russell 2000® Index Buffered Accelerated Return Equity Securities: 1.5 year term, 200% Upside Participation Rate, 14.5-16.5% maximum return, 10% buffer	10/31/2016
K730		22548QJR7	S&P 500® Index Buffered Accelerated Return Equity Securities: 1.5 year term, 200% Upside Participation Rate, 12-14% maximum return, 10% buffer	10/31/2016
T883		22548QJW6	S&P 500® Index/Russell 2000® Index Absolute Return Digital Barrier Securities: 4 year term, 65% European barrier, 35-40% fixed payment at maturity if Lowest Performing Underlying >=100% of initial level	10/31/2016
T884		22548QJY2	S&P 500® Index/Russell 2000® Index Digital Plus Barrier Notes: 4 year term, 70% European barrier, greater of 45-50% fixed payment at maturity if Lowest Performing Underlying >=100% of initial level or uncapped upside	10/31/2016
BROKERAGE OFFERINGS
	Preliminary Pricing Supplement	CUSIP	Product Name	Trade Date	Selling Concession
U1749		22548QJX4	S&P 500® Index/Russell 2000® Index Contingent Coupon Autocallable Yield Notes: 1.25 year term, Autocall at 6m, quarterly thereafter, 7-9% pa contingent coupon paid monthly, 75% American barrier / 75% cpn barrier	10/26/2016	1.50%
U1758		22549JCJ7	S&P 500® Index/Russell 2000® Index Contingent Coupon Autocallable Yield Notes: 1.25 year term, Autocall at 6m, quarterly thereafter, 5-7% pa contingent coupon paid monthly, 65% American barrier / 65% cpn barrier	10/26/2016	1.50%
K729		22548QJP1	S&P 500® Index Buffered Accelerated Return Equity Securities: 2 year term, 200% Upside Participation Rate, 15-17% maximum return, 10% buffer	10/26/2016	1.50%
K728		22548QJN6	Russell 2000® Index Buffered Accelerated Return Equity Securities: 2 year term, 200% Upside Participation Rate, 16.5-18.5% maximum return, 10% buffer	10/26/2016	1.50%
K734		22548QKA2	Russell 2000® Index Digital Buffered Notes: 3.5 year term, 17.5-20.5% fixed payment at maturity if RTY >=80% of initial level, 20% buffer	10/26/2016	1.50%
T881		22548QJM8	S&P 500® Index/Russell 2000® Index Absolute Return Digital Barrier Securities: 5 year term, 60% European barrier, 40-45% fixed payment at maturity if Lowest Performing Underlying >=100% of initial level	10/26/2016	2.50%
T885		22548QK20	S&P 500® Index/Russell 2000® Index Digital Plus Barrier Notes: 5 year term, 70% European barrier, greater of 55-60% fixed payment at maturity if Lowest Performing Underlying >=100% of initial level or uncapped upside	10/26/2016	2.50%

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Selected Risk Considerations” section in the relevant Preliminary Pricing Supplement and the “Risk Factors” section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

  You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
  The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
  Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
  Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
  If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
  If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
  If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
  If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
  Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
  Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
  The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
  We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
  The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
  As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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